SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         LASER MORTGAGE MANAGEMENT, INC.
_____________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:___________________________________________
        (2)   Aggregate number of securities to which
              transaction applies:___________________________________________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________________________________________________
        (4)   Proposed maximum aggregate value of transaction:_______________
        (5)   Total fee paid:________________________________________________


[ ]     Fee previously paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)      Amount Previously Paid:______________________________________
       (2)      Form, Schedule or Registration Statement No.:________________
       (3)      Filing Party:________________________________________________
       (4)      Date Filed:__________________________________________________

                         LASER MORTGAGE MANAGEMENT, INC.

                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1998
                                -----------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LASER Mortgage Management, Inc. (the "Company") will be held at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960, on May 12, 1998 at 2:30 p.m. for the following purposes:

         1. To elect one Class I Director to serve for a three-year term and until such director's successor is duly elected and qualified;

         2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Stockholders of record at the close of business on March 27, 1998, shall be entitled to notice of, and to vote at, the meeting.


                                    By order of the Board of Directors,

                                    Robert J. Gartner
                                    Secretary


Dated:  Short Hills, New Jersey
         April 16, 1998


     IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                         LASER MORTGAGE MANAGEMENT, INC.
                           51 JOHN F. KENNEDY PARKWAY
                          SHORT HILLS, NEW JERSEY 07078

                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 12, 1998
                                 ---------------

     The accompanying proxy is solicited by the Board of Directors of LASER Mortgage Management, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 12, 1998, at 2:30 p.m., at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960, or any adjournment thereof, at which stockholders of record at the close of business on March 27, 1998, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

     The Annual Report to Stockholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the year ended December 31, 1997 as filed with the Securities and Exchange Commission. Any such request should be directed to LASER Mortgage Management, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078, Attention: Secretary.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominee proposed by the Board of Directors, FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1998 and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on March 27, 1998 will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On March 27, 1998, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 20,044,999 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominee proposed by the Board of Directors and in favor of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ended December 31, 1998.

     It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1:  ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and Bylaws provide for a classified Board of Directors comprised of Classes I, II and III. The Class I Director is scheduled to be elected at the Annual Meeting to serve for a three-year term and until such director's successor is duly elected and qualified. The Company's Bylaws further provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will be at all times directors (the "Independent Directors") that are not affiliated, directly, or indirectly, with Laser Advisers Inc., a Delaware corporation and registered investment adviser (the "Manager"). The Manager is responsible for the day-to-day operations of the Company, subject to the supervision of the Board of Directors of the Company. Martin Bernstein has decided not to stand for re-election as the Class I Director. The nominee for Class I Director is set forth below.

     Unless authorization is withheld, the persons named as proxies will vote FOR the nominee for director listed below unless otherwise specified by the stockholder. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominee listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominee is unable or will decline to serve as director. The nominee listed below already is serving as director of the Company.

     The election to the Board of Directors of the nominee identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEE IDENTIFIED BELOW.

NOMINEE FOR ELECTION

  NAME                    AGE        POSITION WITH COMPANY    DIRECTOR SINCE

Stuart H. Coleman         43             Director                  N/A


     Certain biographical information regarding the nominee is set forth below along with biographical information for each continuing director.

     CLASS I NOMINEE

     STUART H. COLEMAN, age 43, has been a partner in the law firm of Stroock & Stroock & Lavan LLP in New York, New York for more than five years. Such firm and Mr. Coleman have performed legal services for the Company. The aggregate amount of fees paid by the Company to Stroock & Stroock & Lavan LLP was less than 5% of the law firm's gross revenues for the last fiscal year.

     CLASS II DIRECTORS--TERMS EXPIRING AFTER 1999

     FREDERICK N. KHEDOURI, age 47, is a Senior Managing Director of Bear, Stearns & Co. Inc. and head of the firm's Financial Institutions Group, which provides investment banking services to the banking, thrift, insurance, investment management and specialty finance industries. Before joining Bear, Stearns & Co. Inc. at the end of 1986, Mr. Khedouri was Associate Director of the White House Office of Management and Budget from 1981 to 1985 and Deputy Chief of Staff for Vice President George Bush in 1985 and 1986. After joining Bear, Stearns & Co. Inc., he was appointed by President Ronald Reagan to the Board of Directors of the Securities Investor Protection Corporation in 1987. Bear, Stearns & Co. Inc. served as a managing underwriter of the Company's initial public offering of common stock.

     DAVID A. TEPPER, age 40, is the chief principal and founder of Appaloosa Management L.P., an investment adviser which specializes in investments in high-yield securities and bank loans. Before forming Appaloosa Management L.P. in 1993, Mr. Tepper was head trader in the High-Yield Department of Goldman, Sachs & Co. Mr. Tepper was a director of the Stone Street Funds, a private investment fund, from 1987 to 1992, and managed the high-yield portion of those funds during that period. Mr. Tepper is a Director and a minority stockholder of the Manager.

     CLASS III DIRECTORS--TERMS EXPIRING AFTER 2000

     WILLIAM MARSHALL, PH.D., age 51, has been the Chief Operating Officer of NISA Investment Advisors since 1994. From 1991 to 1994 Mr. Marshall was the Senior Vice President of National Investment Services of America, Inc., a registered investment adviser.

     MICHAEL L. SMIRLOCK, PH.D., age 41, has been the Chief Executive Officer, President and a Director of each of the Company and the Manager since inception. Mr. Smirlock is the principal stockholder of the Manager. For the Manager, Mr. Smirlock currently directs the investment of over $700 million in capital invested primarily in mortgage-backed securities for institutions and other sophisticated investors. Prior to forming the Manager, Mr. Smirlock was a principal of Appaloosa Management L.P., where he managed investment vehicles and accounts investing primarily in mortgage-backed securities since 1994. From 1990 until he resigned in 1993, Mr. Smirlock was Domestic Fixed Income Chief Investment Officer for Goldman Sachs Asset Management ("GSAM"), a division of Goldman, Sachs & Co., and a partner of Goldman, Sachs & Co. From 1988 to 1990, Mr. Smirlock served as the head of the Asset Acquisition Group at Franklin Savings Association. Mr. Smirlock was an Associate Professor of Finance at the Wharton School of Business of the University of Pennsylvania from 1982 to 1990.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Board of Directors has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. Messrs. Smirlock and Tepper serve on the Executive Committee which is authorized to exercise the powers of the Board of Directors between meetings. However, the Executive Committee may not (i) amend the Charter or the Bylaws of the Company, (ii) adopt an agreement of merger or consolidation, (iii) recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, (iv) recommend to the stockholders a dissolution of the Company or revoke a dissolution, (v) elect a director, (vi) make a distribution or authorize the issuance of stock or (vii) agree to an amendment, modification, renewal or termination of the Management Agreement. Messrs. Khedouri and Marshall are, and Mr. Coleman upon his election will be, Independent Directors. Messrs. Khedouri and Marshall serve on the Compensation Committee. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for the Chief Executive Officer and other senior officers and for administering the Company's Stock Incentive Plan. Mr. Khedouri serves, and Mr. Marshall will serve, on the Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

     During the year ended 1997, there was one meeting of the Board of Directors, no meetings of the Audit Committee, no meetings of the Compensation Committee and no meetings of the Executive Committee.

     The Company is not aware of any family relationship between any director, executive officer or person nominated to become a Director or executive officer.

COMPENSATION OF DIRECTORS

     The Company pays each non-employee director compensation of $10,000 per annum and a fee of $500 for each meeting of the Board of Directors that he attends. However, the directors may be granted awards from time to time pursuant to the Company's 1997 Stock Incentive Plan. The Company reimburses each director for ordinary and necessary expenses related to such director's attendance at Board of Directors and committee meetings. On November 26, 1997, Messrs. Bernstein, Khedouri and Marshall each were granted an option to purchase 10,000 shares of common stock, and Mr. Tepper was granted an option to purchase 20,000 shares of common stock, pursuant to the 1997 Stock Incentive Plan. The exercise price under each such option is $15.00 per share, and each option has a duration of ten years and becomes exercisable at the rate of 25% on and after each January 2nd of 1998, 1999, 2000 and 2001.

MANAGEMENT OF THE COMPANY

     The executive officers of the Company and their positions are as follows:

NAME                            Age              Position with the Company

Michael L. Smirlock, Ph.D.....  41            Chairman of the Board,
                                              President, Chief Executive
                                              Officer and Director

Thomas G. Jonovich............  33            Chief Financial Officer
                                              and Treasurer
Peter T. Zimmermann...........  31            Vice President and Chief
                                              Operating Officer
Robert J. Gartner.............  35            Vice President and
                                              Secretary

Thomas H. Luehs...............  36            Controller

Jonathan Green................  34            General Counsel


     The executive officers serve at the discretion of the Company's Board of Directors. Biographical information regarding the executive officers is set forth below, except for information concerning Mr. Smirlock which is provided above.

     THOMAS G. JONOVICH has been the Chief Financial Officer and Treasurer of the Company since its inception. He is also the Chief Financial Officer of the Manager. From April 1997 until he joined the Company, Mr. Jonovich was employed by Appaloosa Management L.P., where he was chief accountant for funds investing in mortgage-backed securities. From May 1996 until April 1997, Mr. Jonovich was a Fund Accounting Manager with Individual Investor Group, Inc., a private investment adviser. He was a Senior Accountant at Steinhardt Management Company Inc., an investment advisory firm, from September 1993 to April 1996, and was employed as a certified public accountant at Gershon, Pierce and Company, a public accounting firm, from November 1991 to September 1993.

     PETER T. ZIMMERMANN has been a Vice President and Chief Operating Officer of the Company since its inception. Mr. Zimmermann is also a Vice President and a Director of the Manager. From October 1994 until he joined the Manager, Mr. Zimmermann was employed by Appaloosa Management L.P., where he assisted Mr. Smirlock in the management of investments, primarily in mortgage-backed securities. Before joining Appaloosa Management L.P., Mr. Zimmermann was a Vice President and Mortgage Portfolio Manager for GSAM, where he was employed since 1990. While at GSAM, he specialized in adjustable rate mortgages and was responsible for the management of over $6 billion in fixed-income mortgage assets. Mr. Zimmermann was an associate at Franklin Savings Association prior to joining Goldman Sachs Asset Management.

     ROBERT J. GARTNER has been a Vice President and Secretary of the Company since its inception. Mr. Gartner is also a Vice President and Secretary of the Manager. From January 1997 until he joined the Manager, Mr. Gartner was employed by Appaloosa Management L.P., where he assisted Mr. Smirlock in the management of investments, primarily in mortgage-backed securities. Before joining Appaloosa, Mr. Gartner held various positions at Donaldson, Lufkin & Jenrette Securities Corporation from 1987, including Vice President and trader in the mortgage-backed securities department.

     THOMAS H. LUEHS has been the Controller of the Company since April 1998. From November 1993 until he joined the Company in November 1997, Mr. Luehs was employed by Lexington Management Corporation, a registered investment adviser, where he was Assistant Treasurer for fourteen of the funds managed by Lexington Management Corporation. From 1986 until he joined Lexington Management Corporation, Mr. Luehs held various positions and was ultimately a Supervisor in investment accounting with Alliance Capital Management L.P., a registered investment adviser.

     JONATHAN GREEN has been the General Counsel to the Company since April 1998. He is also the General Counsel to the Manager. From April 1996 until he joined the Manager, Mr. Green was the General Counsel to Appaloosa Management L.P. Previously, Mr. Green had worked as an associate at the law firm Coudert Brothers from September 1990.

CEASE-AND-DESIST ORDER AGAINST CHIEF EXECUTIVE OFFICER

     Except as described below, there have been no material administrative, civil or criminal actions against the Company or its executive officers during the preceding five years. On November 29, 1993, Mr. Smirlock consented to the entry of a cease-and-desist order (the "Order") issued pursuant to Sections 203(f), 203(k) and 206(2) (the anti-fraud provisions) of the Investment Advisers Act of 1940, as amended (the "Advisers Act") against him by the Securities and Exchange Commission (the "Commission") in connection with certain securities transactions executed between December 1992 and February 1993 while Mr. Smirlock was Chief Investment Officer for GSAM. The Commission found that Mr. Smirlock caused and aided and abetted violations of the Advisers Act by (i) causing to be executed a series of purchase transactions in mortgage-backed securities for which he failed to prepare promptly order tickets allocating the securities to specific client accounts and (ii) causing to be executed two mortgage-backed securities transactions between client accounts without obtaining independent evaluations of the prices at which he instructed the transactions to be executed in order to ensure that the best price and execution were obtained for the clients. The Commission found that Mr. Smirlock caused and aided and abetted violations of these recordkeeping provisions by failing to write tickets allocating trades on the days the trades were executed. The Commission (i) ordered Mr. Smirlock to cease and desist from committing or causing any violation of the provisions of the Advisers Act set forth in the Order, (ii) suspended him from association with any broker, dealer, investment adviser, investment company or municipal securities dealer for a three-month period and
(iii) required him to pay a penalty of $50,000. Contemporaneously with the entry of the Order, Mr. Smirlock submitted an Offer of Settlement to the Commission, which the Commission accepted, in which he consented to the Commission's entry of the Order, without admitting or denying the findings set forth therein. GSAM had become aware of serious violations of its internal compliance policies and reported these violations to the Commission. In March 1993, following its report to the Commission, GSAM suspended Mr. Smirlock's trading activities. Mr. Smirlock resigned from GSAM and Goldman, Sachs & Co. effective November 30, 1993. No limitations are imposed on Mr. Smirlock's activities in his roles at the Manager and the Company in light of this proceeding and the Order.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of March 31, 1998, by (i) each director and nominee for director, (ii) any person known to the Company to be the beneficial owner of five percent or more of the common stock and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                SHARES
                                                         BENEFICIALLY OWNED

NAME AND ADDRESS OF BENEFICIAL                           NUMBER
OWNER(1)                                               OF SHARES       PERCENT

 Michael L. Smirlock, Ph.D (2)...................        213,000         1.1%
 Thomas G. Jonovich (3)..........................          8,000          *
 Peter T. Zimmermann (4).........................         56,250          *
 Robert J. Gartner (5)...........................         29,250          *
 Martin Bernstein (6)(7).........................         47,100          *
 Frederick N. Khedouri (7).......................         32,500          *
 William Marshall, Ph.D. (7).....................         12,500          *
 David A. Tepper (8)(9)..........................        836,835         4.2%
 Franklin Mutual Advisers Inc. (10)..............      3,333,333        16.7%
 President and Fellows of Harvard College (11)...      1,780,000         8.9%
 Legg Mason, Inc. (12)...........................      1,528,700         7.6%
 Perry Corp. (13)................................      1,160,000         5.8%
 All directors and executive                           1,220,835         6.1%
officers as a group (8 persons)..................

----------------
  *      Less than one percent

(1) Unless otherwise indicated, the address of each beneficial owner is c/o LASER Mortgage Management, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Mr. Bernstein's address is 85 Shrewsbury Drive, Livingston, New Jersey 07039. Mr. Khedouri's address is c/o Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167. Mr. Marshall's address is c/o NISA Investment Advisors, L.L.C., 150 N. Meramec, Suite 640, St. Louis, Missouri 63105. Mr. Tepper's address is c/o Appaloosa Management L.P., 26 Main Street, Chatham, New Jersey 07928. The address of Franklin Mutual Advisers Inc. is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The address of President and Fellows of Harvard College is c/o Harvard Management Company Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of Legg Mason, Inc. is 100 Light Street, Baltimore, Maryland 21202. The address of Perry Corp. is 599 Lexington Avenue, New York, New York 10022.

(2) Includes 20,000 shares of deferred common stock which have vested and 120,000 options which are exercisable.

(3)  Includes 7,000 options which are exercisable.

(4) Includes 3,750 shares of deferred common stock which have vested and 27,500 options which are exercisable.

(5) Includes 1,250 shares of deferred common stock which have vested and 18,000 options which are exercisable.

(6) Includes 14,600 shares of common stock as to which Mr. Bernstein exercises voting control as trustee for the Tepper Family Irrevocable Trust, as to which Mr. Bernstein disclaims beneficial ownership.

(7)  Includes 2,500 options which are exercisable.

(8) Includes 714,235 shares of common stock beneficially held by private investment funds over which Mr. Tepper exercises dispositive control and 14,600 shares of common stock held by the Tepper Family Irrevocable Trust for the benefit of Mr. Tepper's minor children, as to which Mr. Tepper disclaims beneficial ownership.

(9)  Includes 5,000 options which are exercisable.

(10) Based on Schedule 13(G) filed on December 10, 1997. Includes all of the shares of common stock owned beneficially by a series of mutual funds advised by Franklin Mutual Advisers Inc.

(11) Based on Schedule 13(G) filed on February 13, 1998.

(12) Based on Schedule 13(G) filed on February 12, 1998. Includes all of the shares of common stock owned beneficially by a series of mutual funds advised by Legg Mason, Inc.

(13) Based on Schedule 13(G) filed on February 18, 1998.

EXECUTIVE COMPENSATION

     The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. Therefore, no summary compensation table has been presented. The Company has not entered into any employment agreements with its employees. The executive officers may be granted awards from time to time pursuant to the Company's 1997 Stock Incentive Plan.

GRANTS OF AWARDS

                          DEFERRED STOCK AWARDS IN 1997

     The following table shows the grant date value of deferred stock awards granted to the named executive officers in 1997:

                                                      Deferred Stock
Name                                                  Award(s) ($)(1)
----                                                 -----------------
Michael L. Smirlock......................               $4,800,000
Thomas G. Jonovich.......................                        0
Peter T. Zimmermann......................                 $900,000
Robert J. Gartner........................                 $300,000

---------------
 (1) The deferral period under these awards expires, and the stock is issued, at the rate of 6.25% per quarter commencing on January 2, 1998. The number of shares of deferred stock held and the value of those shares as of December 31, 1997, are as follows: Mr. Smirlock held 320,000 shares of deferred stock valued at $4,640,000; Mr. Zimmermann held 60,000 shares of deferred stock valued at $870,000; and Mr. Gartner held 20,000 shares of deferred stock valued at $290,000. No dividends or dividend equivalents are paid on deferred stock until the deferral period expires.

                         STOCK OPTION/SAR GRANTS IN 1997

     The following table provides details regarding stock options granted to the named executive officers in 1997. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. No stock appreciation rights were granted in 1997.


                                                        Individual Grants

                            NUMBER OF        PERCENT OF                                               POTENTIAL REALIZABLE VALUE
                            SECURITIES    TOTAL OPTION/SARS                                           AT ASSUMED ANNUAL RATE
                            UNDERLYING       GRANTED TO                                               OF STOCK APPRECIATION FOR
                            OPTIONS/SARS    EMPLOYEES IN         EXERCISE                                    OPTION TERM
NAME                        GRANTED(#)       FISCAL YEAR        PRICE($/SH)     EXPIRATION DATE         5%($)          10%($)

Michael L. Smirlock......      480,000         65.93%             $15.00          11/25/2007         4,142,400       10,862,400
Thomas G. Jonovich.......       28,000          3.85%             $15.00          11/25/2007           241,640          633,640
Peter T. Zimmermann......      110,000         15.11%             $15.00          11/25/2007           949,300        2,489,300
Robert J. Gartner........       72,000          9.89%             $15.00          11/25/2007           621,360        1,629,360

          AGGREGATED OPTION/SAR EXERCISES IN 1997 AND DECEMBER 31, 1997
                                OPTION/SAR VALUES

     The table below sets forth information regarding the total number of stock options held by the executive officers of the Company as of December 31, 1997, the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable at December 31, 1997 and the values of "in-the-money" stock options and stock appreciation rights on December 31, 1997 which represent the positive difference between the market price of the Company's common stock and the exercise price of such options and stock appreciation rights. No stock appreciation rights were held in 1997 and there were no stock option exercises by the named executive officers during 1997.

                                                                NUMBER OF SECURITIES            VALUE OF THE UNEXERCISED
                                                              UNDERLYING UNEXERCISED           IN-THE- MONEY OPTIONS/SARS
                                                             OPTIONS/SARS AT 12/31/97                12/31/97($)(1)
                          NUMBER OF SHARES
                             ACQUIRED ON         VALUE
NAME                         EXERCISE (#)       REALIZED($)   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE

Michael L. Smirlock....          0                  0               0          480,000              0               0
Thomas G. Jonovich.....          0                  0               0           28,000              0               0
Peter T. Zimmermann....          0                  0               0          110,000              0               0
Robert J. Gartner......          0                  0               0           72,000              0               0

---------------
(1)  At December 31, 1997, none of the stock options granted by the Company were "in-the-money."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

     Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with through December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between members of the Company's Board of Directors or the Compensation Committee or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is subject to various conflicts of interest involving the Manager. The executive officers of the Company are officers and employees and directors of the Manager. A majority of the Company's directors have no business affiliations with the Manager, but were initially selected by the Manager. Michael L. Smirlock, the Chief Executive Officer, President and a Director of the Company, is the majority stockholder and a Director of the Manager. David A. Tepper, a Director of the Company, is the minority stockholder and a Director of the Manager. Peter T. Zimmermann, the Chief Operating Officer and Vice President of the Company, is a Director of the Manager.

     The Company pays the Manager an annual base management fee, payable monthly, as set forth below:

                                      ANNUAL BASE MANAGEMENT FEE AS A
  AVERAGE STOCKHOLDERS' EQUITY        PERCENTAGE OF AVERAGE STOCKHOLDERS' EQUITY

$0 to $500 million.................   1.0%
$500 million to $1 billion.........   $5 million plus 0.8% of amounts in excess
                                      of $500 million

$1 billion or more.................   $9 million plus 0.6% of amounts in excess
                                      of $1 billion

     The term "Average Stockholders' Equity" for any period means stockholders' equity, calculated in accordance with generally accepted accounting principles, excluding any mark-to-market adjustments of the investment portfolio. For the year ended December 31, 1997, the Company paid the Manager $232,858 in base management fees in accordance with the terms of the Management Agreement.

     The Manager also is entitled to receive a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter, in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. The term "Return on Average Stockholders' Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Stockholders' Equity for the quarter. For such calculations, the "Net Income" of the Company means the taxable income of the Company within the meaning of the Code, less capital gains and capital appreciation included in taxable income, but before the Manager's incentive fees and before deductions of dividends paid. The incentive fee payments to the Manager are computed before any income distributions are made to stockholders. As used in calculating the Manager's fee, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, published by any Federal Reserve Bank or agency or department of the federal government selected by the Company. For the year ended December 31, 1997, the Company paid the Manager $94,992 in incentive fees in accordance with the terms of the Management Agreement.

     The Company's principal executive offices are located in Short Hills, New Jersey and are provided by the Manager in accordance with the terms of the Management Agreement.

     The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, except that, during the term of the Management Agreement, the Manager may not manage another publicly-traded mortgage REIT or any additional private investment fund that invests primarily in mortgage assets and follow investment strategies and policies similar to those employed by the Company, without the prior approval of the Independent Directors. The Manager and its officers and employees advise and manage private investment funds (the "Affiliated Funds"), which invest in mortgage-backed securities and have invested in the Company's securities. The ability of the Manager and its officers and employees to engage in other business activities could reduce the time and effort the Manager spends on managing the Company's investment portfolio. The Manager and its officers and employees also may receive fees in connection with any investment by the Affiliated Funds in the Company. In addition, the incentive fee payable to the Manager by the Affiliated Funds or other clients may be higher than the fee paid by the Company, creating additional potential conflicts of interest.

     Many investments appropriate for the Company also will be appropriate for accounts of other clients the Manager advises, including the Affiliated Funds. The Manager will act in a manner which it considers fair and equitable in allocating investment opportunities among the Company and the other accounts it manages, including the Affiliated Funds. Situations may arise in which the investment activities of the Manager or the other accounts may disadvantage the Company, such as the inability of the market to fully absorb orders for the purchase or sale of particular securities placed by the Manager for the Company and its other accounts at prices and in quantities which would be obtained if the orders were being placed only for the Company. The Manager may aggregate orders of the Company with orders for its other accounts. Such aggregation of orders may not always be to the benefit of the Company with regard to the price or quantity executed.

     The Manager, however, will not permit the Affiliated Funds or its other clients to sell securities or other assets to, or purchase securities or other assets from, the Company nor will any such Affiliates be permitted to enter into derivative transactions with the Company. The Manager will not reallocate assets among the Company and the Affiliated Funds.

     The incentive fee payable to the Manager is based upon the net income received by the Company. This may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would be the case if such fees did not include a "performance" component. Such incentives may result in increased risk to the value of the Company's investment portfolio.

     The Company has agreed that if it terminates the Management Agreement without cause or the Board of Directors fails to approve a continuation of the Management Agreement, or the Company engages another person to manage a portion of its assets or to manage assets internally with personnel other than those previously employed by the Manager, the Manager will be entitled to receive a "Non-Competition Payment" in an amount equal to the fair market value of the Management Agreement (without giving effect to any termination and assuming it is renewed in accordance with its terms), to be determined in accordance with the provisions of the Management Agreement.

     The Manager, its affiliates and the funds managed by Appaloosa Management L.P. purchased an aggregate of 1,014,000 shares of common stock of the Company in a private placement. The sale of the shares purchased in the private placement are subject to a resale registration statement which has been declared effective. The Manager, its affiliates and funds managed by Appaloosa Management, L.P. may dispose of their shares any time after the lock-up period described in the resale registration statement and otherwise in compliance with all applicable restrictions. The Manager and its directors, officers and employees will receive stock options pursuant to the Company's Stock Incentive Plan.

     The market in which the Company purchases mortgage assets is characterized by the rapid evolution of products and services, and thus, there may in the future be relationships among the Company, the Manager, and affiliates of the Manager in addition to those described herein.

     An Affiliated Fund entered into a total rate of return swap with a broker-dealer which provides that the Affiliated Fund will bear the economic benefit and risk of directly holding the 666,666 shares of the Company's common stock purchased by such broker-dealer in a private placement.

     Frederick N. Khedouri, a Senior Managing Director of Bear, Stearns & Co. Inc., is a Director of the Company and has purchased 10,000 shares of common stock at the initial public offering price in a private placement and an additional 20,000 shares in the public market. Bear, Stearns & Co. Inc. provides financial advisory services to the Company and its Affiliates.

     Stuart H. Coleman, a partner in the law firm of Stroock & Stroock & Lavan LLP, is a nominee to be a Director of the Company. Such firm and Mr. Coleman perform legal services for the Company.

PERFORMANCE GRAPH

         The following graph presents a comparison of cumulative total returns for the Company's common stock through March 12, 1998 with the S&P 500 index and the Bloomberg L.P. BBREIT Mortgage Index ("MREIT"), a capitalization-weighted index of infinite life mortgage REITs having a market capitalization of $15 million or greater.

                               [Performance Chart]


DATE              MREIT              S&P500          LMM

11/26/97        15,000.00          15,000.00     15,000.00
11/28/97        15,004.38          15,059.66     14,750.00
12/05/97        15,055.86          15,512.37     14,875.00
12/12/97        13,817.10          15,039.23     14,000.00
12/19/97        13,423.50          14,937.11     14,500.00
12/26/97        13,143.00          14,775.45     14,625.00
01/02/98        13,453.50          15,390.99     14,625.00
01/09/98        13,159.50          14,649.30     14,437.50
01/16/98        13,525.80          15,185.12     14,812.50
01/23/98        13,506.75          15,124.55     14,750.00
01/30/98        13,725.15          15,487.70     15,125.00
02/06/98        13,642.95          16,003.98     16,137.52
02/13/98        13,275.00          16,131.38     16,767.89
02/20/98        13,263.00          16,360.08     16,704.85
02/27/98        13,312.50          16,604.70     16,452.71
03/06/98        13,468.50          16,713.30     16,389.67
03/12/98        14,077.80          16,956.15     16,767.89


ITEM 2:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected the accounting firm of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1998. Deloitte & Touche LLP has served as the Company's independent auditors since the Company's inception. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS.

ITEM 3:  OTHER MATTERS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS:  1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company on or prior to December 28, 1998, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1999 Annual Meeting.

                                 By order of the Board of Directors,


                                 Robert J. Gartner
                                 Secretary

Short Hills, New Jersey
April 16, 1998